Exhibit 4.2

XOOM CORPORATION

FOURTH AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT

DECEMBER 21, 2009

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5.4	Governing Law	27

5.5	Successors and Assigns	27

5.6	Entire Agreement	27

5.7	Delays or Omissions	27

5.8	Severability	28

5.9	Titles and Subtitles	28

5.10	Counterparts	28

5.11	Telecopy Execution and Delivery	28

5.12	Jurisdiction; Venue	28

5.13	Further Assurances	28

5.14	Confidentiality	28

5.15	Aggregation of Stock	29

ii

XOOM CORPORATION

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of the 21st day of December, 2009 by and among XOOM CORPORATION, a California corporation (the “Company”), and the persons identified on Exhibit A attached hereto (the “Investors”). Capitalized terms used in this Agreement have the meanings ascribed to them in Section 5.1.

R E C I T A L S

WHEREAS, certain of the Investors hold shares of (i) the Company’s Series A Preferred Stock or shares of Common Stock issued upon conversion thereof (the “Series A Preferred Stock”), or (ii) the Company’s Series B Preferred Stock or shares of Common Stock issued upon conversion thereof (the “Series B Preferred Stock”), or (iii) the Company’s Series C Preferred Stock or shares of Common Stock issued upon conversion thereof (the Series C Preferred Stock”), or (iv) the Company’s Series C-1 Preferred Stock or shares of Common Stock issued upon conversion thereof (the “Series C-1 Preferred Stock”), or (v) the Company’s Series D Preferred Stock or shares of Common Stock issued upon conversion thereof (the “Series D Preferred Stock”), or (vi) the Company’s Series E Preferred Stock or shares of Common Stock issued upon conversion thereof (the “Series E Preferred Stock”), all of whom possess registration rights, information rights, rights of first refusal, and other rights pursuant to a Third Amended and Restated Investors’ Rights Agreement dated as of August 24, 2007 between the Company and such Investors (the “Prior Rights Agreement”);

WHEREAS, certain undersigned Investors who are a party to the Prior Rights Agreement and who collectively hold a majority of the Registrable Securities (as defined below) (the “Prior Investors”) desire to amend and restate the Prior Rights Agreement; and

WHEREAS, certain of the undersigned Investors are parties to the Series F Preferred Stock Purchase Agreement dated December 21, 2009 between the Company and those certain Investors (the “Series F Agreement”), and certain of the Company’s and those certain Investors’ obligations under which are conditioned upon the execution and delivery of this Agreement by the Investors and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and undersigned Prior Investors hereby agree that the Prior Rights Agreement shall be amended and restated in its entirety and superseded by this Agreement upon the execution of this Agreement by the Company and the Prior Investors, and the parties hereto further agree as follows:

SECTION 1

RESTRICTIONS ON TRANSFERABILITY

OF SECURITIES; REGISTRATION RIGHTS

1.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities to a particular transferee unless and until:

(i) there is then in effect a registration statement under the Securities Act covering the proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) such transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.1, provided and to the extent this Section 1.1 is then applicable and the Holder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, the Holder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that the disposition will not require registration of the shares under the Securities Act. It is agreed Section 1.1(a) shall not apply to the sale of shares under a registration statement, or transactions pursuant to Rule 144.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no registration statement or opinion of counsel shall be necessary for (A) a transfer by a Holder which is a partnership to its partners or retired partners (or to the estate of any such party) in accordance with partnership interests, (B) a transfer by a Holder which is a corporation to its shareholders (or to the estate of any such party) in accordance with their interest in the corporation or to a parent, subsidiary or other affiliate, (C) a transfer by a Holder which is a limited liability company to its members or former members (or to the estate of any such party) in accordance with their interest in the limited liability company, (D) a transfer by a Holder which is a venture capital fund to its affiliated venture capital funds (including without limitation any transfer from on Fidelity Entity to any other Fidelity Entity), or (E) a transfer by a Holder to the Holder’s family member or trust for the benefit of an individual Holder (or to the estate of any such party); or (F) a transfer by a Holder to a qualified institutional buyer (“QIB”) in a private transaction exempt from registration; provided the transferee in a such transfers will be subject to the terms of this Section 1.1 to the same extent as if the transferee were an original Holder hereunder.

(b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, THE OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. THE LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(c) The Company shall be obligated to reissue unlegended certificates at the request of any Holder if (i) the securities proposed to be disposed of are registered under the Securities Act, or (ii) such holder obtains an opinion of counsel at the Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend, provided that, in each case, the Holders shall have delivered the certificate to the Company or its transfer agent.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to the securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing the removal.

1.2 Requested Registration.

(a) Request for Registration. If the Company receives from Initiating Holders at any time or times after the earlier of (i) two (2) years after the date of this Agreement or (ii) six (6) months after the effective date of an IPO, a written request that the Company effect any registration with respect to all or a part of the Registrable Securities the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) equal or exceed $5,000,000, then the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, use its reasonable best efforts to effect the registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and as would permit or facilitate the sale and distribution of all or the portion of the Registrable Securities as are specified in the request, together with all or the portion of the Registrable Securities of any Holder or Holders joining in the request as are specified in a written request received by the Company within twenty (20) days after the written notice from the Company is mailed or delivered. Notwithstanding anything to the contrary contained herein, if the registration requested is to be an underwritten offering and if the underwriters have not limited the number of Registrable Securities to be underwritten, the Company shall be entitled, at its election, to join in any such registration with respect to securities to be offered by it or any other party, up to the additional number of shares as the underwriters determine in their sole discretion is compatible with the success of the offering.

The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting the registration, qualification, or compliance, unless the Company is already subject to service in that jurisdiction and except as may be required by the Securities Act;

(B) After the Company has initiated two registrations pursuant to this Section 1.2(a) (counting for these purposes only (i) registrations which have been declared or ordered effective and pursuant to which securities have been sold and (ii) registrations which have been withdrawn by the Holders as to which the Holders have elected not to bear the Registration Expenses pursuant to Section 1.4 and would, absent such election, have been required to bear the expenses);

(C) If the Company delivers written notice to the Holders within thirty (30) days of receipt of a written request for registration from the Initiating Holders, of the Company’s intent to file a registration statement for an IPO within sixty (60) days;

(D) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause the registration statement to become effective; or

(E) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.5.

(b) Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, the registration would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of the registration statement at that time, and (ii) the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for the registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of the registration statement, then the Company shall have the right to defer the filing (except as provided in clause (C) above) for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 1.2(d) and 1.13, include other securities of the Company, with respect to which registration rights have been granted, and securities of the Company being sold for the account of the Company.

(c) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, the right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon the Holder’s participation in the underwriting and the inclusion of the Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and the Holder with respect to the participation and inclusion) to the extent provided herein. A Holder may elect to include in the underwriting all or a part of the Registrable Securities he holds.

(d) Procedures. If the Company requests inclusion in any registration pursuant to Section 1.2 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 1.2, the Initiating Holders shall, on behalf of all Holders, offer to include those securities in the underwriting and may condition the offer on their acceptance of the further applicable provisions of this Section 1 (including Section 1.12). The Company shall (together with all Holders and other persons proposing to distribute their securities through the underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for the underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.2, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.13. If a person who has requested inclusion in the registration as provided above does not agree to the terms of the underwriting, then that person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from the underwriting shall also be withdrawn from the registration. If shares are so withdrawn from the registration and if the number of shares to be included in the registration was previously reduced as a result of marketing factors pursuant to this Section 1.2(d), then the Company shall offer to all holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with those shares to be allocated among the Holders requesting additional inclusion in accordance with Section 1.13.

1.3 Company Registration.

(a) Company Registration/Piggyback Rights. If the Company decides to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 1.2 or 1.5), other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, or a registration relating to a corporate reorganization or other transaction on Form S-4, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) use its commercially reasonable efforts to include in that registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.3(b), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within ten (10) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. The written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In that event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon the Holder’s participation in the underwriting and the inclusion of the Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through the underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through the underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated as set forth in Section 1.13. If any person does not agree to the terms of the underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from the underwriting shall be withdrawn from the registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to any Holder to the nearest 100 shares.

If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in the registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with the shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.13.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of the registration whether or not any Holder has elected to include securities in the registration.

1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.2, 1.3 and 1.5 and reasonable fees of one counsel for the selling shareholders in connection with any such registration shall be borne by the Company; provided, however, that if the Holders bear the Registration Expenses for any registration proceeding begun pursuant to Section 1.2 and subsequently withdrawn by the Holders registering shares therein, that registration proceeding shall not be counted as a requested registration pursuant to Section 1.2; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 1.2, such registration shall not be treated as a counted registration for purposes of Section 1.2 hereof, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities so registered shall be borne by the holders of those securities pro rata on the basis of the number of shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the Holders of the securities.

1.5 Registration on Form S-3.

(a) After it becomes an Exchange Act reporting company, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (the requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of the shares by the Holder or Holders), provided, however, that the Company shall not be obligated to effect any such registration (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in that registration, propose to sell Registrable Securities and other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000 (ii) in the circumstances described in clauses (A) and (D) of Section 1.2(a), (iii) if the Company furnishes the certification described in Section 1.2(b) (but subject to the limitations set forth therein), (iv) if, in a given twelve-month period, the Company has effected two (2) such registrations or (v) if it is to be effected more than five (5) years after the Company’s IPO.

(b) If a request complying with the requirements of Section 1.5(a) is delivered to the Company, the provisions of Sections 1.2(a)(i) and (ii) (exclusive of clauses (A) through (E) and the introductory language that follows the single paragraph numbered Section 1.2(a)(ii), in each case, except as specifically provided in Section 1.5(a)) ) and Section 1.2(b) shall apply to the registration. If the registration is for an underwritten offering, the provisions of Sections 1.2(c) and 1.2(d) shall apply to the registration.

1.6 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep the registration effective for a period of ninety (90) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 90 day period shall be extended for a period of time equal to the period the Holder(s) refrain from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company (including any market stand-off or black-out periods) and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90 day period shall be extended, if necessary, to keep the registration statement effective until the earlier of (A) such time as all such Registrable Securities registered on such registration statement are sold or (B) all such Registrable Securities on such registration statement may be sold pursuant to Rule 144; provided, further, however, that with respect to (ii) above, that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis and that the applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by

Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b) Prepare and file with the Commission amendments and supplements to the registration statement and the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement;

(c) Furnish the number of prospectuses (including preliminary prospectuses) and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(e) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.2, the Company will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided that the underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in the underwriting shall also enter into and perform its obligations under the underwriting agreement;

(f) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing promptly upon becoming aware of any such event, and promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(h) Use its commercially reasonable efforts to cause to be furnished, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(j) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

1.7 Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors, partners, members, selling stockholders, legal counsel, and accountants and each person controlling the Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in (or incorporated by reference in) any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act or any state securities laws (or any rule or regulation under any of them) applicable to the Company and relating to action or inaction required of the Company in connection with the registration, qualification, or compliance, and will reimburse each Holder, each of its officers, directors, partners, selling stockholders, legal counsel, accountants and underwriter and each person controlling the Holder, each underwriter, and each person who controls the underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable to any Holder to the extent that any claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if the settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) Each Holder will, if Registrable Securities held by the Holder are included in the securities as to which the registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by the registration statement, each person who controls the Company or any underwriter within the meaning of Section 15 of the Securities Act, each other Holder and Other Shareholder, and each of their officers, directors, and partners, and each person controlling that Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in (or incorporated by reference in) any registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and the Holders, Other Shareholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that the untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any claims, losses, damages, or liabilities (or actions in respect thereof) if the settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); and provided, further, that in no event shall any indemnity under this Section 1.7(b) exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after the Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of the claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of the claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in the defense at its expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent the failure is not prejudicial. No Indemnifying Party, in the defense of any claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to the claim or litigation. Each Indemnified Party shall furnish the information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of the claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party hereunder, shall contribute to the amount paid or payable by the Indemnified Party as a result of the loss, liability, claim, damage, or expense in the proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in the loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the statement or omission; provided, however, that, in any such case, (x) no Indemnifying Party will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Indemnifying pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall an Indemnifying Party’s liability pursuant to this Section 1.7(d), when combined with the amounts paid or payable by such Indemnifying Party pursuant to Section 1.7(b), exceed the proceeds from the offering (net of any Selling Expenses) received by such Indemnifying Party, except in the case of willful misconduct or fraud by such Indemnifying Party.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in this Agreement shall control.

1.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company any information regarding the Holder and the distribution proposed by the Holder that the Company reasonably requests in writing and is reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

1.9 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving that holder or prospective holder any registration rights the terms of which are more favorable than the registration rights granted to the Holders hereunder or that could reduce the number of shares includable by the Holders in a registration hereunder.

1.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the Company’s IPO;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to those reporting requirements;

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements), a copy of the most recent annual or quarterly report of the Company, and other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any of those securities without registration.

1.11 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only to a transferee or assignee that (a) is an affiliate (including an affiliated venture capital fund), partner or member of Sequoia Capital XI, New Enterprise Associates 11, Limited Partnership, Fidelity Ventures IV, Limited Partnership, or any of their respective affiliated venture capital funds, (b) after the proposed assignment, holds at least 2% of the then outstanding Registrable Securities or (c) shares a common investment adviser with a Holder (including funds and accounts managed by T. Rowe Price Associates, Inc., a registered investment adviser), provided that, in the case of a transfer under clause (a), (b) or (c), the Company is given written notice at the time of or within a reasonable time after the transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which the registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of those rights assumes in writing the obligations of the Holder under this Agreement.

1.12 “Market Stand-Off” Agreement.

(a) If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Investor shall not sell or otherwise transfer or dispose of any Registrable Securities of the Company held by the Investor during the one hundred eighty (180) day period following the effective date of the first registration statement of the Company filed under the Securities Act; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The Company may impose stop-transfer instructions and may stamp each certificate with the second legend set forth in Section 1.1(b) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the one hundred eighty (180) day period. Each Investor agrees to execute a market standoff agreement with the underwriters in customary form consistent with the provisions of this Section 1.12.

(b) Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 1.12 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(c) With respect solely to entities advised, managed or similarly affiliated with T. Rowe Price Associates, Inc., this Section 1.12 shall not prohibit any purchase of shares of Common Stock by such entities in the Company’s initial public offering or open market or the sale of Common Stock that was purchased in the open market following such initial public offering.

1.13 Allocation of Registration Opportunities.

(a) With respect to any Company-initiated registration pursuant to Section 1.3 hereof, if the underwriters determine in their sole discretion that marketing conditions require a limitation on the number of shares to be underwritten, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities requested to be included therein by each such selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced unless the securities of all other selling stockholders included in the offering are first completely excluded from the offering, or (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case such Holders may be excluded entirely if the underwriters make the determination described above and if the securities of all other selling stockholders are excluded entirely. For purposes of apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners (or retired partners), members (or retired members) and shareholders of such selling shareholder, or the estates and family members of any such partners (retired partners), members (or retired members) or shareholders and any trusts for the benefit of any of the foregoing persons (and including in the case of Fidelity any Fidelity Entity) shall be deemed to be a single “selling shareholder” and any pro rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder” as defined in this sentence.

(b) With respect to any registration pursuant to Section 1.2 or Section 1.5 hereof, if the underwriters determine in their sole discretion that marketing conditions require a limitation on the number of shares to be underwritten, then the offering shall include only that number of securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Company and selling shareholders according to the total amount of securities requested to be included therein by the Company and each such selling shareholder or in such other proportions as shall mutually be agreed to by the Company and a majority in interest of such selling shareholders); provided that (x) first the amount of securities of the selling Holders included in the offering shall not be reduced until all of the securities of the Company and all other selling shareholders proposed to be included in the offering have been withdrawn from inclusion therein, and (y) the amount of securities of the Initiating Holders included in the offering shall not be reduced until all of the securities of all other selling Holders proposed to be included in the offering have been withdrawn from inclusion therein. For purposes of apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners (or retired partners), members (or retired members) and shareholders of such selling shareholder, or the estates and family members of any such partners (retired partners), members (or retired members) or shareholders and any trusts for the benefit of any of the foregoing persons (and in the case of Fidelity any Fidelity Entity) shall be deemed to be a single “selling shareholder” and any pro rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder” as defined in this sentence.

1.14 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.15 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2, 1.3 or 1.5 shall terminate five (5) years after the closing of an IPO.

SECTION 2

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

2.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Significant Holder:

(i) within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of the fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for that year, prepared in accordance with generally accepted accounting principles consistently applied, reviewed by independent public accountants of recognized national standing selected by the Company.

(ii) within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for that period, prepared in accordance with generally accepted accounting principles consistently applied;

(iii) at least thirty (30) days prior to the beginning of each fiscal year an operating plan for the fiscal year; and

(iv) within thirty (30) days after the end of each month, an unaudited balance sheet and statements of income and cash flows, which also set forth applicable plan figures and variances from plan.

2.2 Observer Rights. As long as T. Rowe Price and funds and accounts managed by T. Rowe Price Associates, Inc. collectively own not less than an aggregate of 25% of the Series F Preferred Stock outstanding (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of T. Rowe Price Associates, Inc. to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided; except to the extent such information (x) may be made publicly available by the Company or otherwise becomes publicly available (other than through unauthorized disclosure by the Holder), (y) is shown by written record to have been in the possession of or known to the Holder prior to its receipt by the Holder hereunder, or (z) is made available without restriction to the Holder by any person other than the Company without breach of any obligation of confidentiality of such other person, and except if required in connection with a judicial, legislative or administrative investigation or proceeding or to a government or other regulatory agency. Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Company reasonably believes upon advice of counsel that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Investor or its representative is or is affiliated with a direct competitor of the Company.

2.3 Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force and effect after the closing of an IPO.

SECTION 3

RIGHT OF FIRST REFUSAL

3.1 Right of First Refusal. The Company hereby grants to each Significant Holder the right of first refusal to purchase a pro rata share of New Securities (as defined in this Section 3.1) which the Company may, from time to time, propose to sell and issue. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock owned by the Significant Holder immediately prior to the issuance of New Securities, assuming full conversion of all Preferred Stock and exercise of any option or warrant held by the Significant Holder, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of all Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants to acquire Common Stock of the Company. Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder’s portion on a pro rata basis within ten (10) days from the date that the non-purchasing Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities. This right of first refusal shall be subject to the following provisions:

(a) “New Securities” means any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, options or warrants to purchase that capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include:

(i) securities purchased under the Series F Agreement;

(ii) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(iii) shares of Common Stock and options, warrants or other securities issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors of the Company (including at least one Preferred Director);

(iv) securities issued upon the exercise or conversion of options or convertible securities of the Company outstanding as of the date of this Agreement;

(v) securities issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) of the Restated Articles;

(vi) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event (as defined in the Restated Articles);

(vii) securities issued (for consideration other than cash) pursuant to the bona fide acquisition of another corporation, partnership, limited liability company or other business entity by the Company by merger, purchase of substantially all of the assets or other reorganization provided, that issuances are approved by the Board of Directors of the Company (including at least one Preferred Director);

(viii) securities issued or issuable to banks, equipment lessors or other similar financial institutions pursuant to a debt financing or commercial leasing transaction, in each case so long as such issuance (A) is approved by the Board of Directors of the Company (including at least one Preferred Director) and (B) is for other than primarily equity financing purposes;

(ix) securities issued or issuable in connection with collaboration, joint venture, development or other similar strategic partnerships approved by the Board of Directors of the Company (including at least one Preferred Director); and

(x) securities issued or issuable to real property lessors or landlords so long as such issuance is approved by the Board of Directors of the Company (including at least one Preferred Director).

(b) If the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have twenty (20) calendar days after the notice is mailed or delivered to agree to purchase the Holder’s pro rata share of the New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) If the Holders fail to exercise fully the right of first refusal within the twenty (20) calendar day period and after the expiration of the additional ten (10) day period for the exercise of the over-allotment provisions of this Section 3.1, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of that agreement) to sell the New Securities respecting which the Significant Holders’ right of first refusal option set forth in this Section 3.1 was not exercised, at a price and upon terms no more favorable to the purchasers than specified in the Company’s notice to Significant Holders pursuant to Section 3.1(b). If the Company has not sold the New Securities in accordance with the foregoing, the Company shall not thereafter issue or sell any New Securities, without first again offering the securities to the Significant Holders in the manner provided in Section 3.1(b).

(d) The right of first refusal granted under this Agreement shall expire immediately prior to and upon the earlier to occur of (i) the closing of an IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, or (iii) an acquisition, merger or consolidation of the Company in which the shareholders of the Company as of immediately prior to such transaction do not hold, solely as a result of such holders’ shareholdings of the Company, more than 50% of the outstanding voting stock of the Company (or the surviving or acquiring entity) as of immediately after such transaction.

(e) With respect to any particular issuance, the rights provided in this Section 3 may only be exercised by parties that are “Significant Investors” at the time of such issuance; provided, however, that a Significant Investor that is a venture capital fund may, with respect to a particular issuance by the Company, assign or transfer such rights to an affiliated venture capital fund (and in the case of Fidelity, any Fidelity Entity) in order to allow such affiliated fund to participate in such issuance in place of such Significant Investor. The rights provided in this Section 3 may be assigned (but only with all related obligations) by a Significant Investor to a transferee or assignee of such securities that, after such assignment or transfer, qualifies as a Significant Investor; provided that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Section 3.

3.2 Waiver. In the event a Significant Holder waives its rights to participate with respect to a particular issuance of New Securities (“Waiving Significant Holder”), such Waiving Significant Holder may not purchase any of the New Securities offered by the Company in such particular issuance of New Securities unless the portion of the New Securities from the particular instance offered to the Waiving Significant Holder is offered to all Significant Holders on a pro rata basis pursuant to the rights of first refusal on New Securities set forth in Section 3.1.

SECTION 4

DRAG-ALONG RIGHT

4.1 Drag-Along Right. In the event that a majority of the Board of Directors of the Company approves a transaction or a series of related transactions (“Sale of the Company”) that qualifies as a “Liquidation Event” pursuant to Article IV Section 3(e) of the Restated Articles, then upon the written request of the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), each Investor hereby agrees, with respect to all Shares that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive or voting power:

(A) in the event such transaction requires the approval of stockholders, (a) if the matter is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (b) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(B) in the event that the Sale of the Company is to be effected by the sale of Shares without the need for stockholder approval, each Investor agrees to sell all shares of capital stock of the Company beneficially held by such Investor (or in the event that the Selling Stockholders are selling fewer than all of their shares of capital stock of the Company, shares in the same proportion as the Selling Stockholders are selling) to the person to whom the Selling Stockholders propose to sell their shares, and on the same terms and conditions as the Selling Stockholders;

(C) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(D) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company; and

(E) not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any voting securities owned by such party or affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such shares of capital stock, unless specifically requested to do so by the Company or the acquiror in connection with a Sale of the Company.

Notwithstanding the forgoing, an Investor will not be required to comply with Section 4.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Event in accordance with the Company’s Restated Articles in effect immediately prior to the Proposed Sale. The foregoing notwithstanding, nothing in this Section 4.1 shall require Investors holding shares of Series E Preferred Stock and/or Series F Preferred Stock to consent or agree to the conversion of such shares of Series E Preferred Stock and/or Series F Preferred Stock into Common Stock in connection with or in anticipation of a Proposed Sale absent the affirmative election of holders of a majority of the Series E Preferred Stock or Series F Preferred, as applicable, then outstanding.

SECTION 5

MISCELLANEOUS

5.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Act” has the meaning set forth in Section 1.1(b).

(b) “Agreement” has the meaning set forth in the introductory paragraph.

(c) “Company” has the meaning set forth in the introductory paragraph

(d) “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Fidelity” means each of Fidelity Ventures IV Limited Partnership, Fidelity Ventures Principals IV Limited Partnership, Fidelity Ventures IV-E Limited Partnership, Fidelity Ventures Principals IV-E Limited Partnership.

(g) “Fidelity Entity” shall mean each of FMR Corp. and its subsidiaries and affiliates; Fidelity International Limited and its subsidiaries and affiliates; Fidelity International Ventures Limited; Fidelity Investors Limited Partnership; Fidelity Investors II Limited Partnership; Fidelity Investors III Limited Partnership; Fidelity Ventures III Limited Partnership; Fidelity Ventures Principals III Limited Partnership; Fidelity Investors IV Limited Partnership; Fidelity Ventures IV-E Limited Partnership; Fidelity Investors V Limited Partnership; Fidelity Investors VI Limited Partnership; Fidelity Ventures IV Limited Partnership; Fidelity Ventures Principals IV Limited Partnership; Fidelity Ventures Principals IV-E Limited Partnership; FILP Capital Reserves Limited Partnership; Fidelity Capital Operating Limited Partnership; Fidelity Greater China Ventures Fund Limited Partnership; Fidelity Ventures II, Limited Partnership; Fidelity Seaport Limited Partnership; Fidelity Investors Real Estate Limited Partnership; and any

other limited partnership owned or controlled by shareholders of FMR Corp.; and shall also include Fidelity Foundation; Fidelity Non-Profit Management Foundation; the Edward C. Johnson Fund.

(h) “Holder” means any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.1 and Section 1.11.

(i) “Indemnified Party” has the meaning set forth in Section 1.7(c).

(j) “Indemnifying Party” has the meaning set forth in Section 1.7(c).

(k) “Initiating Holders” means any Holder or Holders who in the aggregate hold not less than forty percent (40%) of the outstanding Registrable Securities.

(l) “Investor” has the meaning set forth in the introductory paragraph.

(m) “IPO” means the Company’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement filed with the Securities Exchange Commission, with aggregate net proceeds to the Company of at least $20,000,000.

(n) “New Securities” has the meaning set forth in Section 3.1(a).

(o) “Other Shareholders” means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

(p) “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity

(q) “Preferred Director” means any member of the Company’s Board of Directors who is elected solely by the holders of a series of Preferred Stock.

(r) “Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

(s) “Prior Investors” has the meaning set forth in the recitals.

(t) “Prior Rights Agreement” has the meaning set forth in the recitals.

(u) “Proposed Sale” has the meaning set forth in Section 4.2.

(v) “Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(w) “Registrable Securities” means (i) shares of Common Stock outstanding or shares of Common Stock issuable pursuant to the conversion of the Preferred Stock of the

Company, and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock which (A) have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, (B) which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned, (C) held by a Holder (together with its affiliates) if, as reflected on the Company’s list of shareholders, such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis) or (D) held by a Holder (together with its affiliates) if the Company has completed its IPO and all shares of Common Stock of the Company issuable or issued upon conversion of the shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

(x) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(y) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include (i) Selling Expenses or (ii) the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(z) “Restated Articles” means the Company’s Ninth Amended and Restated Articles of Incorporation, as amended.

(aa) “Restricted Securities” means any Registrable Securities required to bear the first legend set forth in Section 1.1(b).

(bb) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as the Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(cc) “Sale of the Company” has the meaning set forth in Section 4.1.

(dd) “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(ee) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

(ff) “Selling Stockholders” has the meaning set forth in Section 4.1.

(gg) “Series A Preferred Stock” has the meaning set forth in the recitals.

(hh) “Series B Preferred Stock” has the meaning set forth in the recitals.

(ii) “Series C Preferred Stock” has the meaning set forth in the recitals.

(jj) “Series C-1 Preferred Stock” has the meaning set forth in the recitals.

(kk) “Series D Preferred Stock” has the meaning set forth in the recitals.

(ll) “Series E Preferred Stock” has the meaning set forth in the recitals.

(mm) “Series F Preferred Stock” means the Company’s Series F Preferred Stock purchased by the Investors pursuant to the terms of the Series F Agreement.

(nn) “Series F Agreement” has the meaning set forth in the recitals.

(oo) “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for a Sale of the Company, including without limitation, all shares of Common Stock and Preferred Stock.

(pp) “Significant Holders” means a Holder who owns at least 1,000,000 shares of the Company’s Preferred Stock or 1,000,000 shares of the Company’s Common Stock issued upon conversion of Preferred Stock (as presently constituted and subject to subsequent adjustments for Recapitalizations). For purposes of this definition, shares shall be aggregated as provided in Section 5.15, Aggregation of Stock.

(qq) “T. Rowe Price” means collectively T. Rowe Price New Horizons Fund, Inc. T. Rowe Price New Horizons Trust, T. Rowe Price U.S. Equities Trust, T. Rowe Price New America Growth Fund, and T. Rowe Price New America Growth Portfolio.

(rr) “Waiving Significant Holder” has the meaning set forth in Section 3.2.

5.2 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding shares that have been sold to the public or pursuant to Rule 144); provided that any amendment or modification of this Agreement which materially and adversely affects the rights of any Holder hereunder in a manner that is materially different from any other Holder shall require the written consent of such adversely affected Holder. Any amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of the securities of any Holder. Each Holder acknowledges that by the operation of this paragraph, and subject to the provisos contained herein, the holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock issued pursuant to this Agreement (excluding any of those shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of the Holder under this Agreement. In addition, the Company may waive performance of any obligation owing to it other than the market stand-off obligations under Section 1.12, as to some or all of the Holders, or agree to accept alternatives to the performance thereof, without obtaining the consent of any Holder. In the event that an underwriting agreement contains terms differing from this Agreement, as to any Holder the terms of this Agreement shall govern.

5.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s facsimile number as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any other holder of any Preferred Stock or the underlying Common Stock, at the address or facsimile number as shown in the Company’s records, or, until any holder so furnishes an address or facsimile number to the Company, then to and at the address of the last holder of the Preferred Stock or underlying Common Stock for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to 100 Bush Street, Suite 300, San Francisco, California 94104, (415) 777-8690 (facsimile), to the attention of the President, or at such other address or facsimile number as the Company shall have furnished to the Investors, with a copy to Anthony J. McCusker, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 1200 Seaport Blvd., Redwood City, California 94063, (650) 321-2800 (facsimile).

Each notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer.

5.4 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.5 Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

5.6 Entire Agreement. This Agreement and the exhibit hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercedes in its entirety the Prior Rights Agreement, which shall have no further force and effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any right, power or remedy of the non-defaulting party, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in that writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.8 Severability. Unless otherwise expressly provided herein, the rights of the Investors hereunder are several rights, not rights jointly held with any of the other Investors. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without that provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

5.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute the counterparts, and all of which together shall constitute one instrument.

5.11 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of that party can be seen, and the execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.12 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

5.13 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all other and additional instruments and documents and do all other acts and things as may be necessary to more fully effectuate this Agreement.

5.14 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets of the Company. The

Company shall not be required to comply with any information rights of Section 2 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of the equity or voting power of a competitor. Each Holder acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not use the confidential information in violation of the Exchange Act or reproduce, disclose or disseminate the information to any other person (other than its employees, advisory clients holding shares of Registrable Securities or agents having a need to know the contents of the information, and its attorneys), except in connection with the exercise of rights under this Agreement, except to the extent such information (x) may be made publicly available by the Company or otherwise becomes publicly available (other than through unauthorized disclosure by the Holder), (y) is shown by written record to have been in the possession of or known to the Holder prior to its receipt by the Holder hereunder, or (z) is made available without restriction to the Holder by any person other than the Company without breach of any obligation of confidentiality of such other person, and except if required in connection with a judicial, legislative or administrative investigation or proceeding or to a government or other regulatory agency. Notwithstanding anything herein to the contrary, to the extent any Holder is party to a separate nondisclosure agreement between the Company and such Holder the provisions of such separate nondisclosure agreement will govern.

5.15 Aggregation of Stock. All shares of Registrable Securities held or acquired by a Holder and its affiliated entities (and in the case of Fidelity, by all Fidelity Entities) or acquired by a Holder who is under common management by a registered investment adviser shall be aggregated together for the purpose of determining the availability of any rights under Section 1 of this Agreement and for purposes of determining a Significant Holder. For purposes of the foregoing, any shares of Registrable Securities held by a Holder that (X) is a partnership, limited liability company or corporation shall be deemed to include shares held by (i) entities affiliated with such partnership, limited liability company or corporation, (ii) any partner (or retired partner), member (or retired member) or stockholder of such partnership, limited liability company or corporation, (iii) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, (iv) the estate of any such partner (or retired partner), member (or retired member) or stockholder and (v) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or stockholder or the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder and (Y) is an individual shall be deemed to include shares held by (i) the estate of such individual or (ii) the spouse, siblings, lineal descendants or ancestors of such individual and any custodian or trustee for the benefit of any of the foregoing persons.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

XOOM CORPORATION a California corporation

/s/ John Kunze
John Kunze, President

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FOURTH AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT

INVESTOR

T. ROWE PRICE ASSOCIATES, INC.
As Investment Adviser on Behalf of its
Advisory Funds and Accounts listed on
Attachment A

T. ROWE PRICE ASSOCIATES, INC.
On Behalf of:
T. Rowe Price New Horizons Fund, Inc.
T. Rowe Price New Horizons Trust
T. Rowe Price U.S. Equities Trust

By:	/s/ John H. Laporte
Name: John H. Laporte
Title: Vice President

T. ROWE PRICE ASSOCIATES, INC.
On Behalf of:
T. Rowe Price New America Growth Fund
T. Rowe Price New America Growth
Portfolio

By:	/s/ Joseph Milano
Name: Joseph Milano
Title: Vice President

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Attention: Andrew Baek
Vice President and Senior Legal Counsel
Phone: 410-345-2090
Email: Andrew_baek@troweprice.com

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“INVESTORS” MORGAN STANLEY INVESTMENT MANAGEMENT SMALL COMPANY GROWTH TRUST

By: State Street Bank and Trust Company
Trustee

By:	/s/ James E. Hachey
Name: James E Hachey
Title: Vice President
Date: 2/24/2010

MORGAN STANLEY INSTITUTIONAL FUND, INC. – SMALL COMPANY GROWTH PORTFOLIO

By: Morgan Stanley Investment Management Inc.
Investment Manager

By:	/s/ Armistead Nash
Name: Armistead Nash
Title: Executive Director
Date: 2/24/2010

TRANSAMERICA FUNDS – TRANSAMERICA VAN KAMPEN SMALL COMPANY GROWTH

By: Morgan Stanley Investment Management Inc.
Sub-Adviser

By:	/s/ Armistead Nash
Name: Armistead Nash
Title: Executive Director
Date: 2/24/2010

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“INVESTORS” THE UNIVERSAL INSTITUTIONAL FUNDS, INC. – SMALL COMPANY GROWTH PORTFOLIO

By: Morgan Stanley Investment Management Inc.
Investment Manager

By:	/s/ Armistead Nash
Name:	Armistead Nash
Title:	Executive Director
Date:	2/24/2010

VERIZON INVESTMENT MANAGEMENT CORP. – SMALL CAP GROWTH

By: Morgan Stanley Investment Management Inc.
Investment Manager

By:	/s/ Armistead Nash
Name:	Armistead Nash
Title:	Executive Director
Date:	2/24/2010

NATIONWIDE VARIABLE INSURANCE TRUST – NATIONWIDE MULTI-MANAGER NVIT SMALL COMPANY FUND

By: Morgan Stanley Investment Management Inc.
Sub-Adviser

By:	/s/ Armistead Nash
Name:	Armistead Nash
Title:	Executive Director
Date:	2/24/2010

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“INVESTOR”

DAG VENTURES III-QP, L.P.

By:	DAG Ventures Management III, LLC Its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Member

DAG VENTURES III, L.P.

By:	DAG Ventures Management III, LLC
Its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Member

DAG VENTURES GP FUND III, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Member

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DAG VENTURES III-A, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Member

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DAG VENTURES III-O, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Member

DAG VENTURES III-Q, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Member

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“INVESTOR”

NEW ENTERPRISE ASSOCIATES 9,
LIMITED PARTNERSHIP

By:	NEA Partners 9, Limited Partnership, its general partner

By:	/s/ C. Richard Kramlich
Its general partner

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“INVESTORS”

C2 Capital Limited

/s/ Chih T. Cheung
Chih T Cheung
Managing Partner

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“INVESTORS”

GLYNN EMERGING OPPORTUNITY FUND II, L.P.

By:	Glynn Management LLC
Its:	General Partner

By:	/s/ John W. Glynn
Managing Director

GLYNN VENTURES VI, L.P.		GLYNN PARTNERS, L.P.

By:	Glynn Management, LLC	By:	Glynn Management, LLC
Its:	General Partner	Its:	General Partner

By	/s/ John W. Glynn	By	/s/ John W. Glynn
Managing Director		Managing Director

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“INVESTOR”

FIDELITY VENTURES IV, LIMITED PARTNERSHIP

By:	Fidelity Ventures Advisors IV Limited
Partnership
its General Partner

By:	Northern Neck Investors LLC
its General Partner

By:	/s/ Andrew D. Flaster
Name: Andrew D. Flaster
Title: Vice President

FIDELITY VENTURES PRINCIPAL IV, LIMITED PARTNERSHIP

By:	Fidelity Ventures Advisors IV Limited
Partnership
its General Partner

By:	Northern Neck Investors LLC
its General Partner

By:	/s/ Andrew D. Flaster
Name: Andrew D. Flaster
Title: Vice President

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“INVESTOR”

SEQUOIA CAPITAL XI
SEQUOIA TECHNOLOGY PARTNERS XI SEQUOIA CAPITAL XI PRINCIPALS FUND

By:	SC XI Management, LLC
A Delaware Limited Liability Company
General Partner of Each

	By:	/s/ Roelof Botha
Managing Member

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“INVESTOR”

/s/ Kevin E. Hartz
Kevin E. Hartz

/s/ Peter Thiel
Peter Thiel

/s/ Alan Braverman
Alan Braverman

/s/ James Joaquin
James Joaquin

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FOURTH AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT

EXHIBIT A

INVESTORS

Bridge & Co. as nominee for T. Rowe Price New Horizons Fund, Inc.

Hare & Co. as nominee for T. Rowe Price New Horizons Trust

Icecold & Co. as nominee for T.Rowe Price U.S. Equities Trust

Headmost & Co. as nominee for T. Rowe Price New America Growth Fund

Footpath & Co. as nominee for T. Rowe Price New America Growth Portfolio

Morgan Stanley Investment Management Small Company Growth Trust

Morgan Stanley Institutional Fund, Inc. - Small Company Growth Portfolio

The Universal Institutional Funds, Inc. - Small Company Growth Portfolio

Verizon Investment Management Corp. - Small Cap Growth

Nationwide Variable Insurance Trust - Nationwide Multi-Manager NVIT Small Company Fund

Transamerica Funds - Transamerica Van Kampen Small Company Growth

C2 Capital Limited

DAG Ventures III-QP, L.P.

DAG Ventures III, L.P.

DAG Ventures GP Fund III, LLC

DAG Ventures III-A, LLC

DAG Ventures III-O, LLC

DAG Ventures III-Q, LLC

NCD Investors

Fidelity Ventures IV, Limited Partnership

Fidelity Ventures Principal IV Limited Partnership

Glynn Ventures VI, L.P.

Glynn Partners, L.P.

Glynn Emerging Opportunity II, L.P.

New Enterprise Associates 9, Limited Partnership

New Enterprise Associates 11, Limited Partnership

NEA Ventures 2004, Limited Partnership

Silicon Valley BancVentures, L.P.

Gold Hill Venture Partners 03, L.P.

E-1

The Board of Trustees of the Leland Stanford Junior University (SEVF II)

Sequoia Capital XI

Sequoia Technology Partners XI

Sequoia Capital XI Principals Fund

Kevin E. Hartz

Peter Thiel

Alan Braverman

James Joaquin

Andrew Jacobson

A&J Jacobson LLC

Jessica Jacobson

Jason Goldblatt

Maurice Werdegar

Peterson Conway VIII

Anthony Hart

Peter Williams

Marc Pincus

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